EXHIBIT 2.2

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of July 10, 2013, by and among Aspect Software, Inc., a Delaware corporation (“Parent”), Voice Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Voxeo Corporation, a Delaware corporation (the “Company”), Shareholder Representative Services, LLC, a Colorado limited liability company solely in its capacity as representative of the Company Securityholders (the “Representative”) and Aspect Software Group Holdings Ltd., a Cayman Islands company (“Aspect Holdings” and, together with Parent, Merger Sub, the Company and the Representative, the “Amending Parties”). Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Merger Agreement (as hereinafter defined).
R E C I T A L S
WHEREAS, the Amending Parties are parties to that certain Agreement and Plan of Merger, dated as of July 4, 2013 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.4 of the Merger Agreement, the Merger Agreement may be amended or modified upon the written agreement of the Amending Parties; and

WHEREAS, the Amending Parties desire to amend the Merger Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amending Parties hereby agree that the Merger Agreement hereby is amended as follows:
1.Amendments to the Merger Agreement.
(a)Amendment to Definition of Labs Payment: The definition of “Labs Payment” set forth in Section 1.1 of the Merger Agreement is amended by deleting such definition in its entirety and inserting in lieu thereof the following:
““Labs Payment” means the aggregate amount of $1,190,000 payable to Voxeo Labs pursuant to the Labs IP License Agreement upon the Closing.”
(b)Amendment to Definition of In-the-Money Company Options: The definition of “In-the-Money Company Options” set forth in Section 1.1 of the Merger Agreement is amended by deleting such definition in its entirety and inserting in lieu thereof the following:
““In-the-Money Company Options” means all Company Options that are outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is less than the Per Share Consideration and that are either exercised by the holder thereof effective immediately prior to the Effective Time or cancelled pursuant to the execution of an Option Cancellation Agreement.”
(c)Amendment to Definition of Pro Rata Portion: The second sentence of the definition of “Pro Rata Portion” set forth in Section 1.1 of the Merger Agreement is amended by deleting such sentence in its entirety and inserting in lieu thereof the following:
“A Company Securityholder shall be deemed to hold (i) all shares of Company Common

Stock issuable upon conversion of all issued and outstanding Company Preferred Stock held by such Company Securityholder and (ii) all shares of Company Common Stock issuable upon the exercise of In-the-Money Company Options.”
(d)Amendment to Section 2.6(c): Section 2.6(c) of the Merger Agreement is amended by deleting such subsection in its entirety and inserting in lieu thereof the following:
“(c)    Notwithstanding anything to the contrary set forth in this Section 2, with respect to a Company Option holder that executes an Option Cancellation Agreement, each such Company Option holder's Pro Rata Portion of the Escrow Amount shall be withheld at the Effective Time and deposited with the Escrow Agent and each such holder of a Company Option shall have a contingent right to receive such holder's Pro Rata Portion of the Escrow Amount deposited with the Escrow Agent in accordance with Sections 2.7(a)(i) and 2.7(b) to the extent released from escrow for the benefit of the Company Securityholders.”
(e)Amendment to Section 2.7(a)(v): Section 2.7(a)(v) of the Merger Agreement is amended by deleting such subsection in its entirety and inserting in lieu thereof the following:
“(v)    deliver or cause to be delivered to the Company, for distribution in accordance with its normal payroll practices, the aggregate Option Closing Consideration for payment to the applicable holders of In-the-Money Company Options less the amount of Option Closing Consideration to be paid into the Escrow Account pursuant to Section 2.6 above”
(f)Amendment to Section 2.7(b): Section 2.7(b) of the Merger Agreement is amended by deleting such subsection in its entirety and inserting in lieu thereof the following:
“(b)    The Escrow Amount shall be withheld at the Closing from the Closing Consideration payable to the Company Stockholders in respect of Company Capital Stock pursuant to Section 2.5(a) and the holders of Company Options in accordance with Section 2.6(c) in accordance with their respective Pro Rata Portions. The parties hereto agree that, for Tax reporting purposes only, Parent shall be deemed to be the owner of any cash in the Escrow Account, and that all interest on or other taxable income, if any (“Parent Escrow Interest”), earned from the investment of such cash shall be treated for Tax purposes as earned by Parent. At the end of each calendar quarter and at the termination of the Escrow Account, as applicable, the Escrow Agent shall distribute to Parent an amount equal to 41% of the Parent Escrow Interest for such calendar quarter.”
(g)Amendment to Section 2.8(b): The last two sentences of Section 2.8(b) of the Merger Agreement are amended by deleting such sentences in their entirety and inserting in lieu thereof the following:
“(b)    The Net Working Capital Adjustment Calculation will include reasonable detail of the calculation and a description of the reasons for ývariations from the Estimated Working Capital, if any.ý Additionally, during the thirty (30) day period following delivery of the Parent Certificate, Parent shall promptly provide to the Representative all of the Company's books and records (including financial records and supporting documents) and reasonable access to employees of Parent and the Company, in each case relating to the calculation of the Net Working Capital Calculation, as the Representative may reasonably request for the sole purpose of verifying the Parent Certificate (the “Net Working Capital Supporting Documentation”).”
(h)Amendment to Section 2.10(b): Section 2.10(b) of the Merger Agreement is amended by deleting such subsection in its entirety and inserting in lieu thereof the following:
“(b)    Parent to Provide Cash. On the Closing Date, Parent shall deliver (i) to the

Paying Agent for exchange in accordance with this Article II cash in the aggregate amount equal to that portion of the Closing Consideration payable pursuant to Section 2.5(a) hereof in exchange for outstanding shares of Company Capital Stock; (ii) to the Company for exchange in accordance with this Article II cash in the aggregate amount equal to that portion of the Option Closing Consideration payable pursuant to Section 2.6 hereof for the cancellation of Company Options; and (iii) the Escrow Amount to the Escrow Agent.”
2.    Effectiveness. Pursuant to Section 9.4 of the Merger Agreement, this Amendment shall be effective and binding, and the Merger Agreement shall be deemed amended upon its execution by all of the Amending Parties.
3.    Miscellaneous.
(a)Except as herein expressly amended, the Merger Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and enforceable against them in accordance with its terms.
(b)Unless the context otherwise requires, references to this Amendment need not be made in the Merger Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Merger Agreement, any reference in any of such items to the Merger Agreement being sufficient to refer to the Merger Agreement as amended hereby.
(c)Unless the context otherwise requires: (i) references to Sections mean reference to Sections of the Merger Agreement, unless stated otherwise; and (ii) rules of construction applicable pursuant to the Merger Agreement are also applicable herein.
(d)This Amendment may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(e)This Amendment shall be binding on the successors and permitted assigns of the Amending Parties.
(f)This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

* * * * * *

IN WITNESS WHEREOF, each of the Amending Parties have caused this Amendment to be signed, all as of the date first written above.

PARENT	COMPANY

ASPECT SOFTWARE, INC.,	VOXEO CORPORATION,
a Delaware corporation	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

MERGER SUB	REPRESENTATIVE

VOICE MERGER SUB, INC.,	SHAREHOLDER REPRESENTATIVE
a Delaware corporation	SERVICES LLC, a Colorado limited liability
company, solely in its capacity as the
Representative

By:	By:
Name:	Name:
Title:	Title:

ASPECT HOLDINGS

Aspect Software Group Holdings Ltd.,
a Cayman Islands company

By:
Name:
Title: